Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

April 8, 2005

The Trustees of the Mesabi Trust (NYSE: MSB) declared a distribution of $0.33 per Unit of Beneficial Interest of Mesabi Trust payable on May 20, 2005 to Mesabi Trust unitholders of record at the close of business on April 30, 2005. This compares to $0.05 per Unit for the same period last year.

Normally, only a minimum advance royalty is received by Mesabi Trust for the first calendar quarter of each year as little or no shipments of iron ore are normally made in the first calendar quarter by Northshore Mining Company (“Northshore”), the lessee/operator, because the Great Lakes shipping lanes are frozen during most of the period.

This substantial increase of $0.28 in the per Unit distribution compared to the same quarter last year is due to several factors that are now impacting royalties received by the Trust and that may continue to impact royalties in the foreseeable future. Commencing with Mesabi Trust’s distribution announced on January 20, 2005, the Trust has become entitled to a royalty bonus for iron ore shipments from Silver Bay sold at prices above a threshold price. In addition, during the course of its fiscal year some portion of the royalties will be paid to Mesabi Trust using estimated prices for iron ore products sold under term contracts between Northshore, Northshore’s parent Cleveland Cliffs Inc. (“CCI”) and certain of their customers (the “CCI Pellet Agreements”). These prices are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

The total royalty payment expected to be received by Mesabi Trust on April 29, 2005 from Northshore will be $4,463,468 (which includes the royalty received by the Mesabi Land Trust).  With the $0.33 per Unit distribution announced today, the Trustees of Mesabi Trust are distributing $4,329,603 of this total royalty payment. With respect to shipments of iron ore during the first quarter of 2005, Mesabi Trust received a base royalty of $702,275 (actual shipments of iron ore mined from Mesabi Trust lands were approximately 484,621 tons, while the Mesabi Trust was credited with 493,681 tons of iron ore products shipped).  Mesabi Trust also received a bonus royalty in the amount of $842,730 with respect to shipments during the first quarter of 2005. Further, Mesabi Trust received $1,388,844 representing final adjustments for 2003 pricing, and a royalty payment of $1,432,200 based on estimated adjustments to 2004 pricing, a portion of which is subject to further adjustment in the future. It is important for all current and prospective Unitholders to understand that this April 2005 aggregate royalty payment expected to be received by the Trust on April 29 is not predictive of future royalty payments. Furthermore, the 2004 and 2005 royalty payments reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment either up or down pursuant to the CCI Pellet Agreements.

As discussed above, the amount of the current distribution increase is due largely to increased royalty revenue recognized at the end of fiscal 2005 resulting from contract pricing adjustments of pellets shipped during 2003 and 2004 pursuant to the CCI Pellet Agreements.  Mesabi Trust is not a party to the CCI Pellet Agreements. The contract pricing adjustments and royalty revenue increases were calculated by Northshore/CCI during the first three months of 2005. The resulting positive impact on actual royalties expected to be paid to Mesabi Trust on April 29 were finally confirmed to the Trust earlier this week. Under the CCI Pellet Agreements, both upward and downward pricing adjustments are possible.  The Trustees cannot predict with certainty whether any pricing adjustments under this agreement will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

The volume of shipments by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The resulting royalties to the Trust are dependent on the volume of shipments for the quarter and the year to date, the pricing (which has recently been trending higher) of the iron ore product sales, and the percentage of iron ore shipments which is from Mesabi Trust lands relative to other lands.

With respect to the balance of 2005, Northshore has not advised Mesabi Trust as to its expected 2005 shipments of iron ore products or what percentage of 2005 shipments will be from Mesabi Trust iron ore.  Northshore has indicated that currently scheduled 2005 pellet production (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands) will approximate 5.2 million tons.

On Thursday, April 7, 2005, CCI announced that the estimated effect of the increase in international pellet pricing will result in increased CCI sales revenues and that CCI will realize an increase in pricing representing a combination of known contractual base price increases, lag year adjustments, and capped pricing on one of its contracts. Because the shipments of iron ore products using iron ore mined from Mesabi Trust lands represent only a fraction of CCI’s overall sales and because Mesabi Trust is not party to CCI’s customer contracts, while this news indicates that the trend of prices realized by CCI appears higher, the actual impact on royalties (and ultimately distributions by Mesabi Trust) cannot be estimated.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments at Northshore in 2005, and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels including bonus royalties, could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors. Further, substantial portions of royalties earned by Mesabi Trust may be based on estimated prices that are subject to interim and final adjustments. Although the Mesabi Trustees believe that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749